EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Artelo Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, reserved for issuance under the Registrant’s 2018 Equity Incentive Plan, as amended	Rule 457(c) and Rule 457(h)	484,155	$0.95(2)	$459,947.25	$153.10 per $1,000,000	$70.42
Total Offering Amounts					$459,947.25		$70.42
Total Fee Offsets(3)							–
Net Fee Due							$70.42

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s 2018 Equity Incentive Plan, as amended (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration or conversion of the Registrant’s Common Stock that increases the number of outstanding shares of Common Stock.

(2)

Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.95, which is the average of the high and low prices of shares of Common Stock on The Nasdaq Capital Market (“Nasdaq”) on March 14, 2025 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission.

(3)	The Registrant does not have any fee offsets.